Exhibit 1.1
Articles of Association
for
PETROLEUM GEO-SERVICES ASA
(Changed in Extraordinary General Meeting 27.11.91, Board Meeting 09.01.92, Extraordinary General Meeting 30.01.92, Annual Meeting 28.04.92, Board Meeting 14.05.92, Annual Meeting 12.03.93, Board Meetings 18.05.93, 27.05.93, 18.03.94, 14.04.94, 18.05.94, 28.06.94, 03.11.94, 02.02.95,11.05.95, Annual Meeting 22.06.95, Board Meetings 09.11.95, 07.03.96, Extraordinary General Meeting 21.03.96, Board Meeting 10.05.96, General Meeting 11.06.96, Board Meetings 08.08.96, 30.09.96, 02.10.96, 11.11.96, 03.03.97, 13.05.97, General Meeting 25.06.97, Board Meetings 12.08.97, 10.11.97, 17.12.97, 07.01.98, Extraordinary General Meeting 10.03.98, Board Meeting 09.06.98, Annual Meeting 23.06.98 and Board Meeting 21.07.98, 06.08.98, 31.08.98, 8.11.98,12.03.99, 18.05.99, Annual Meeting 22.06.99, Board Meetings 29.07.99, 09.08.99,19.08.99, 18.11.99, 14.03.00, 30.05.00, 23.08.00, 29.05.01, 31.07.01, 21.08.01, Extraordinary General Meeting 16.10.03, Annual Meeting 08.06.2005, Extraordinary General Meeting 28.04.2006, Annual Meeting 14.06.06 and Extraordinary General Meeting 13.12.06)

§ 1	The Company’s registered name is PETROLEUM GEO-SERVICES ASA. The Company is a public limited company.

§ 2	The business of the Company is to provide services to and participate and invest in energy related businesses.

§ 3	The share capital of the Company shall be NOK 540,000,000 divided into 180,000,000 shares of NOK 3.00 each.

The shares shall be registered with the Norwegian Registry of securities (Verdipapirsentralen).

§ 4	The Company’s domicile shall be in Bærum Municipality.

§ 5	The Board of Directors of the Company shall have from 3 to 13 Directors. Any two Directors jointly, or the chief executive officer and one director jointly, may sign for the Company.

The period of service for members of the Board of Directors shall be one year.

§ 6	The Nomination Committee shall consist of three members. The service shall be two years unless the Annual General Meeting determines that the period shall be shorter.

The Nomination Committee shall prepare a motion for the Annual General Meeting relating to:

	a)	Election of members of the Board of Directors and the chairperson of the Board of Directors.

	b)	Election of the members of the Nomination Committee and the chairperson of the Committee.

	c)	The remuneration of the Directors and the members of the Nomination Committee.

	d)	Any amendments of the Nomination Committee’s Mandate and Charter.

Sections 6-7 and 6-8 of the Act relating to the Public Limited Liability Companies apply correspondingly in relation to the members of the Nomination Committee.

§ 7	Notice of the General Meeting shall be given at least 4 weeks before the meeting. The notice convening an Extraordinary General Meeting shall be given at least 2 weeks before the meeting if the holding of the meeting is demanded in writing by the auditor or shareholders representing at least one twentieth of the Share Capital. (See the Norwegian Public Limited Companies Act 1997 § 5-7, second paragraph.)

In the Company’s General Meeting each share has one vote. An owner with shares registered through a custodian approved pursuant to Section 4-10 of the Norwegian Public Limited Companies Act has voting rights equivalent to the number of shares which are covered by the custodian arrangement provided that the owner of the shares shall within two working days before the General Meeting provide the Company with his name and address together with a confirmation from the custodian to the effect that he is the beneficial owner of the shares held in custody, and provided further the Board of Directors shall not disapprove such beneficial ownership after receipt of such notification in accordance with the rules set out in § 6 above.

Shareowners who wish to take part in the General Meeting, must give notice to the Company by the date stated in the Calling Notice, which date must be at least two working days before the General Meeting.

§ 8	The Annual General Meeting shall be held within the turn of June each year. The General Meeting shall deal with the following:

	a)	Approval to the Annual Accounts and Annual Report including distribution of dividend.

	b)	Election of Board members and the Chairman of the Board.

	c)	Election of the members and the chairperson of the Nomination Committee and amendments of the Nomination Committee’s Mandate and Charter.

	d)	Such other matters as, according to law or the Articles of Association, fall within the duties of the General Meeting.

§ 9	The General Meeting shall be chaired by the Chairman of the Board of Directors.

§ 10	In other respects, the stipulations of valid Norwegian Public Limited Companies legislation shall be applied.